Exhibit 3.23
Eighteenth Amendment to the
First Amended and Restated Agreement
of Limited Partnership
of SL Green Operating Partnership, L.P.
This Amendment is made as of June 25, 2015 (the “Issue Date”) by SL Green Realty Corp., a Maryland corporation, as managing general partner (the “Company” or the “Managing General Partner”) of SL Green Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), and as attorney-in-fact for the Persons named on Exhibit A to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated as of August 20, 1997, as amended from time to time (the “Partnership Agreement”), for the purpose of amending the Partnership Agreement. Capitalized terms used herein and not defined shall have the meanings given to them in the Partnership Agreement.
WHEREAS, Section 4.02A of the Partnership Agreement grants the Managing General Partner authority to cause the Partnership to issue interests in the Partnership to Persons other than the Managing General Partner in one or more classes or series, with such designations, preferences and relative, participating optional or other special rights, powers and duties as may be determined by the Managing General Partner in its sole and absolute discretion, subject to applicable Delaware law.
WHEREAS, the Managing General Partner has determined that it is necessary and desirable to amend the Partnership Agreement to create and set forth the terms of the Series O Preferred Unit having the designations, rights and preferences set forth herein.
WHEREAS, solely to the extent necessary to effect the establishment of the Series O Preferred Unit (as defined herein) with the terms and conditions described herein, the following shall be deemed to amend Articles V and VI and Section 8.06 of the Partnership Agreement.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Managing General Partner hereby amends the Partnership Agreement as follows:
1.Article I of the Partnership Agreement is hereby amended by adding the following definition:
“Series O Preferred Unit” means the series comprising one Partnership Unit established pursuant to the Seventeenth Amendment to this Partnership Agreement, representing a unit of Limited Partnership Interest designated as the Series O Preferred Unit, with the preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of repurchase and conversion as described herein.
2.Section 8.06.A of the Partnership Agreement is hereby amended by adding the following sentence as a new Section 8.06.A(iv) to the end of such section:
“Notwithstanding any provision of this section 8.06.A to the contrary, holders of Class B Units (or the Class A Units into which such Class B Units automatically convert following the expiration of the applicable Distribution Period within which the conversion occurs) issued as a result of a Conversion Notice delivered in respect of the Series O Preferred Unit pursuant to section 3.F.(ii) of the Seventeenth Amendment to the Partnership Agreement may exercise their Redemption Right at any time and from time to time following the delivery of such Class B Units (or the Class A Units into which such Class B Units automatically convert following the expiration of the applicable Distribution Period within which the conversion occurs) regardless of whether any period of restriction described in this section 8.06.A has expired.”
3.In accordance with Section 4.02.A of the Partnership Agreement, set forth below are the terms and conditions of the Series O Preferred Unit hereby established:
A.Designation and Number. A series comprising one Partnership Unit, designated as the Series O Preferred Unit, is hereby established. This series is limited to one Series O Preferred Unit.
B.Rank. The Series O Preferred Unit, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Class A Units, the Class B Units (collectively, the “Common Units”) and all Partnership Interests outstanding or issued in the future by the Partnership, the terms of which do not expressly provide that such Partnership Interests rank senior to or on a parity with the Series O Preferred Units, (b) on a parity with the Series F Preferred Units, the Series G Preferred Units, the Series I Preferred Units, the Series J Preferred Units, the Series K Preferred Units, the Series L Preferred Units, the Series M Preferred Units, the Series N Preferred Units and all Partnership Interests outstanding or issued in the future by the Partnership, the terms of which expressly provide that such Partnership Interests rank on a parity with the Series O Preferred Unit and (c) junior to all Partnership Interests issued in the future by the Partnership, the terms of which expressly provide that such Partnership Interests rank senior to the Series O Preferred Unit.
C.Distributions.
(i)Pursuant to Section 5.01 of the Partnership Agreement but subject to the rights of holders of any Partnership Interests ranking senior to the Series O Preferred Unit as to the payment of distributions, the holder of the Series O Preferred Unit shall be entitled to receive, when, as and if authorized by the Managing General Partner (acting reasonably), out of funds legally available for the payment thereof, cumulative quarterly preferential cash distributions in respect of the Series O Preferred Unit equal to the Periodic Distribution Amount. Periodic distributions on the Series O Preferred Unit pursuant to this section 3.C.(i) (“Periodic Distributions”) shall automatically accrue (whether or not authorized by the Managing General Partner) and be fully cumulative from January 1, 2015 and shall be payable quarterly when, as and if authorized by the Managing General Partner (acting reasonably), in equal amounts in arrears on the date that is fifteen days after the end of the relevant Distribution Period or, if not a Business Day, the next succeeding Business Day. Any Periodic Distribution (including the initial Periodic Distribution) payable on the Series O Preferred Unit for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. “Distribution Period” shall mean (subject to the following sentence) each of the following periods in each year (commencing January 1, 2015) (a) from and including January 1, to but excluding April 1, (b) from and including April 1, to but excluding July 1, (c) from and including July 1, to but excluding September 1, and (d) from and including September 1, to but excluding January 1. The first Distribution Period in respect of the Series O Preferred Unit was from January 1, 2015 to, but excluding, April 1, 2015 (the “Pre-Issue Date Distribution Period”). The Pre-Issue Date Distribution Period occurred prior to the Issue Date. The Partnership shall, within 10 Business Days of the Issue Date, pay to the holder of the Series O Preferred Unit, the Periodic Distribution in respect of the Pre-Issue Date Distribution Period which, save for the payment date of such Periodic Distribution, shall be calculated and paid pursuant to the terms of the Partnership Agreement. If either (a) a Weatherley Liquidation Event (as defined below), (b) the conversion of the Series O Preferred Unit pursuant to section 3.F(ii) or (c) a Financing Event (as defined below) (each a “Break Event”) occurs, the Distribution Period within which the Break Event occurs shall be deemed to terminate on, but exclude, a date specified by the

Partnership (such date being as soon as practicable after the occurrence of a Break Event and in no event later than the end of the Distribution Period in which such Break Event occurs) (the “Break End Date”) and, if either a Weatherley Liquidation Event or a Financing Event occurs, the Periodic Distribution shall automatically accrue (whether or not authorized by the Managing General Partner) and shall be declared and paid, when, as and if authorized by the Managing General Partner (acting reasonably), out of funds legally available for the payment thereof, at the end of such shortened Distribution Period, and thereafter there shall similarly be a shortened Distribution Period commencing on, and including, the Break End Date and ending on, but excluding, the next regularly scheduled Distribution Period.
    As used in this Amendment:
“Determination Date” means January 1, 2018, provided, however, that at the election of the holder of the Series O Preferred Unit, the Determination Date can be accelerated or deferred to the date of a Weatherley Liquidation Event, such election to be made at the earlier of (a) the occurrence of a Weatherley Liquidation Event provided, that the holder of the Series O Preferred Unit shall be given no less than 10 Business Days prior written notice of such Weatherley Liquidation Event and (b) January 1, 2018; provided, further, however if the holder of the Series O Preferred Unit has elected to defer the Determination Date beyond January 1, 2018, the holder may elect to accelerate the Determination Date at any time after January 1, 2018;
“Determined Number” means the greater of (a) one (1) and (b) the result of the formula:
X x Y
Z
where:
X =    (A) the Value of one Share of the Company (as increased assuming the reinvestment of any cash and other assets (whether in the form of a distribution, dividend, repayment, reimbursement, redemption or otherwise) otherwise paid or payable on one Share of the Company from January 1, 2015 to the Determination Date) as of the Determination Date minus (B) one hundred and twenty one dollars ($121.00) (the “Initial X Price”) increased by nine percent (9%) per annum compounded annually (commencing January 1, 2015) and calculated on an actual/360 basis;
Y =    nineteen thousand and eight (19,008) (the “Initial Y Value”); and
Z =    the Value of one Share of the Company on the Determination Date,
provided, however, that if the Partnership shall, at any time after the Issue Date and prior to the Determination Date (A) split or subdivide any outstanding Common Units into a larger number of Common Units, (B) effect a reverse unit split or otherwise combine outstanding Common Units into a smaller number of Common Units or (C) issue any units of Partnership Interest in exchange for outstanding Common Units by way of reclassification or recapitalization of Common Units, then, in the case of (A) or (B), the Initial X Price and the Initial Y Value shall be adjusted (as appropriate) to reflect the happening of such event, and in the case of (C), references herein to Common Units (including Class A Units and Class B Units) shall be deemed to be references to such newly issued units of Partnership Interest in such proportion as such Common Units were reclassified. If the Partnership takes an action affecting the Common Units other than actions specifically described in clauses (A), (B) or (C) above (including without limitation, distributions to holders of Common Units of assets (other than regular quarterly dividends) or instruments of indebtedness or the issuance of equity options, rights, or warrants to all or substantially all of the holders of Common Units at a price less than the current market price), and such action would require an adjustment to the Common Units to maintain the intended result of the Determined Number calculation described above, the Partnership shall make such adjustment to the Common Units; For illustrative purposes only, an example calculation of the Determined Number is attached as Exhibit C hereto;
“Financing Event” means, collectively, the incurrence or issuance of indebtedness (a) by Green Weatherley Owner or its direct or indirect subsidiaries and/or which is related to the Weatherley Fee Interest (which, for the avoidance of doubt, excludes general corporate indebtedness of the Company or the Partnership) and/or (b) the proceeds of which are used to repay, retire or discharge existing indebtedness of Green Weatherley Owner or its direct or indirect subsidiaries and/or which is related to the Weatherley Fee Interest and/or make a distribution to the direct or indirect holders of the Weatherley Fee Interest;
“Green Weatherley Owner” means collectively, Green Eastside Member LLC, 752 Development Fee LLC, 752 Madison Owner 2 LLC and 752 Madison Owner 3 LLC and any Person to which the Weatherley Fee Interest (or a portion thereof or direct or indirect interest therein) is Transferred that is an Affiliate of the foregoing, the Partnership or the Company (including in each case pursuant to a Weatherley Affiliate Property Sale, foreclosure, deed in lieu of foreclosure, merger, reorganization or similar transaction);
“Periodic Distribution Amount” means:
(a)in respect of Distribution Periods ended prior to the Determination Date, a cash amount in dollars equal to the sum of (1) an amount determined by multiplying the Reference Amount by 0.45 and (2) the Weatherley Return Component; and
(b)in respect of Distribution Periods ended on or after the Determination Date, a cash amount in dollars equal to the sum of (1) an amount determined by multiplying the Determined Number by the Reference Class A Unit Distribution and (2) the Weatherley Return Component,
provided that:
(i)if a Determination Date occurs during a Distribution Period, the Periodic Distribution Amount payable with respect to the Distribution Period in which the Determination Date occurs shall be the sum of (1) a pro rata amount determined pursuant to paragraph (a) in respect of such portion of the Distribution Period which had elapsed prior to the Determination Date and (2) a pro rata amount determined pursuant to paragraph (b) in respect of such portion of the Distribution Period from the Determination Date to but excluding the end of the applicable Distribution Period; or
(ii)if a Distribution Period is shortened as a result of the occurrence of a Break Event, the Periodic Distribution Amount payable with respect to each of the two shortened Distribution Periods which result from the occurrence of the Break Event (other than the conversion of the Series O Preferred Unit pursuant to section 3.F(ii), which shall be addressed by (i) above) shall be calculated as set forth under paragraph (a) or (b) above (as applicable), but with the amount calculated pursuant to the relevant clause (1) thereof being subject to a pro rata adjustment which corresponds to the number of days within the relevant shortened Distribution Period (calculated on the basis of a 360-day year consisting of twelve 30-day months) and on the basis that references to the term ‘Distribution Period’ within the definition of Weatherley Return Component are treated as being references to the relevant Distribution Period as so shortened;

“Reference Amount” means, in respect of the applicable Distribution Period, three thousand (3,000) multiplied by the Reference Class A Unit Distribution;
“Reference Class A Unit Distribution” means the quarterly cash distribution in respect of one Class A Unit for the relevant Distribution Period (without double counting the payment in a following quarter of a distribution previously declared with respect to the prior quarter);
“Weatherley Affiliate” shall mean, with respect to each of the Company, the Partnership, and Green Weatherley Owner (i) any Affiliate as defined in the Partnership Agreement, (ii) any other Person that owns, directly or indirectly, more than fifteen percent (15%) of the legal, beneficial or economic interests in such specified Person, (iii) any other Person in which such specified Person or an Affiliate of such specified Person owns, directly or indirectly, more than fifteen percent (15%) of the legal, beneficial or economic interests, (iv) any officer, director (other than an independent director), general partner, manager, managing member, trustee of such specified Person and/or (v) any Affiliates of the Persons described in the foregoing clause (iv). For purposes of this Agreement, the holder of the Series O Preferred Unit shall not be deemed a Weatherley Affiliate;
“Weatherley Affiliate Costs” means all costs, fees, expenses, commissions and/or other consideration paid by or on behalf of Green Weatherley Owner to a Weatherley Affiliate that are not incurred on arms-length terms substantially consistent with then-prevailing market terms in similar transactions with unrelated parties;
“Weatherley Affiliate Property Sale” means a Weatherley Liquidation Event whereby the Weatherley Fee Interest (or any portion thereof or any direct or indirect interest therein) is, directly or indirectly, Transferred to (or following any Transfer, is retained by) any Weatherley Affiliate;
“Weatherley Fee Interest” shall mean the “Weatherly Fee Interest” as defined in that certain Liability Company Operating Agreement of Eastside Investors LLC dated as of September 28, 2011 together with all easements, air rights, and development rights appurtenant and or belonging to the fee interest or acquired by Green Weatherley Owner. For the avoidance of doubt, the Weatherley Fee Interest includes the fee interest in each of 762 Madison Avenue, New York, New York, 19 East 65th Street, New York, New York, 21 East 65th Street, New York, New York and 752-760 Madison Avenue, New York, New York;
“Weatherley Liquidation Event” means the date on which (i) the entire Weatherley Fee Interest is transferred to a third party (whether by merger, reorganization or sale transaction), (ii) all of the direct and indirect interests held by Green Weatherley Owner in the Weatherley Fee Interest are transferred to a third party or (iii) all of the direct and indirect interests held by the Partnership in the Green Weatherley Owner are transferred to a third party; provided that, that if such transfer is a Weatherley Affiliate Property Sale, such transfer shall not be deemed a Weatherley Liquidation Event; and provided, further, that, if following such event that would otherwise be a Weatherley Liquidation Event but for this proviso, reserves, amounts or other assets are held by the applicable transferor, a Weatherley Liquidation Event shall not be deemed to have occurred until all amounts required to be distributed to the holder of the Series O Preferred Unit in respect of such reserves, amounts or assets have been so distributed; and
“Weatherley Return Component” means, with respect to any Distribution Period, a cash amount in dollars equal to 8% of the excess (if any) of the Applicable Distributions for such Distribution Period and all prior Distribution Periods over the Baseline Return, where:
(a)“Applicable Distributions” means, with respect to any Distribution Period, the sum (without double counting) of (1) distributions by Green Weatherley Owner during such Distribution Period; (2) Available Cash on account of the Weatherley Fee Interest (or otherwise) during the Distribution Period; (3) any payments during the Distribution Period of principal, interest, fees or charges made to a lender in respect of any indebtedness borrowed by Green Weatherley Owner or its subsidiaries, whether or not secured directly or indirectly by the Weatherley Fee Interest and/or any other amount paid or that would not have been paid but for the incursion of such indebtedness; (4) Weatherley Affiliate Costs incurred during such Distribution Period; and (5) any seller financing (or its equivalent) provided in connection with a Weatherley Liquidation Event;
(b)“Available Cash” shall mean, with respect to any period, the cash available for distribution by Green Weatherley Owner in the reasonable discretion of Green Weatherley Owner, taking into account all out-of-pocket expenses and reasonable reserves of Green Weatherley Owner (including fees payable by (i) Green Weatherley Owner or (ii) any corporation, limited liability company or other entity, owned and/or controlled, directly or indirectly, by Green Weatherley Owner to Weatherley Affiliates, but only to the extent such fees relate to the Weatherley Fee Interest and such fees do not constitute Weatherley Affiliate Costs); it being acknowledged and agreed that the proceeds of a Weatherley Liquidation Event and/or a Financing Event, net of reasonable reserves, if necessary, shall always constitute cash available for distribution for purposes of this definition.
(c)“Baseline Return” means a 6.25% compounded internal rate of return on the SLG Investment Amount calculated from the date of the acquisition of the Weatherley Fee Interest by Green Weatherley Owner to the end of the applicable Distribution Period; and
(d)“SLG Investment Amount” means (x) $283,041,567.00 plus (y) the cash amount of any additional investments after December 31, 2014 made by Green Weatherley Owner in the Weatherley Fee Interest on an unlevered basis from time to time and made for a legitimate business purpose, which, for the purposes of the Unit, shall be calculated as at the end of the applicable Distribution Period, with each of the foregoing components (and the calculation thereof, if applicable) being certified in writing by the Chief Financial Officer of the Company.
(ii)In addition, pursuant to Section 5.01 of the Partnership Agreement but subject to the rights of holders of any Partnership Interests ranking senior to the Series O Preferred Unit as to the payment of distributions, the holder of the Series O Preferred Unit shall automatically be entitled to receive, out of funds legally available for the payment thereof, upon the occurrence of the Determination Date, a preferential cash distribution in respect of the Series O Preferred Unit equal to the Special Distribution Amount. The special distribution on the Series O Preferred Unit pursuant to this section 3.C.(ii) (the “Special Distribution”) shall be payable 90 calendar days after the Determination Date (or, if not a Business Day, the next succeeding Business Day) when, as and if authorized by the Managing General Partner (acting reasonably). As used in this Amendment, “Special Distribution Amount” means a cash amount in dollars equal to the product of 0.55 multiplied by the sum of all Reference Amounts determined pursuant to section 3.C.(i) in respect of each Distribution Period which ended after the Issue Date and prior to the Determination Date (together with such pro rata portion of the Reference Amount as corresponds to the number of days that have elapsed in the then current Distribution Period in which the Determination Date occurs on the basis of a 360-day year consisting of twelve 30-day months).

(iii)No Periodic Distribution or Special Distribution on the Series O Preferred Unit shall be authorized by the Managing General Partner or declared or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Managing General Partner or the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law. Any Periodic Distribution or Special Distribution payment or payments on the Series O Preferred Unit which may be in arrears shall entitle the holder of the Series O Preferred Unit (when, as and if authorized by the Managing General Partner (acting reasonably)) to receive additional distribution amounts (“Additional Distribution Amounts”) on such amount in arrears from the date of such payment was otherwise due until such amount is paid at a rate of 6.25% compounded annually.
(iv)Notwithstanding anything herein or in the Partnership Agreement to the contrary, Periodic Distributions and Special Distributions with respect to the Series O Preferred Unit shall accumulate whether or not any of the foregoing restrictions exist, whether or not there are funds legally available for the payment thereof and whether or not such Periodic Distributions are authorized by the Managing General Partner, or otherwise. Accumulated but unpaid Periodic Distributions and Special Distributions on the Series O Preferred Unit shall entitle the holder of the Series O Preferred Unit to Additional Distribution Amounts as set forth in section 3.C.(iii). Any Periodic Distribution payment made on the Series O Preferred Unit shall first be credited against the earliest accumulated but unpaid Periodic Distribution due with respect to the Series O Preferred Unit which remains payable.
(v)Except as provided in section 3.C.(vi), unless full cumulative Periodic Distributions and Special Distributions have been or contemporaneously are declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for such payment on the Series O Preferred Unit for all past distribution periods and the then current distribution period, no distributions (other than in the form of Partnership Interests ranking junior to the Series O Preferred Unit as to the payment of distributions, dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Partnership) shall be authorized, declared or paid or set apart for payment nor shall any other distribution be authorized, declared or made upon any other Partnership Interests ranking, as to the payment of distributions or the distribution of assets upon any liquidation, dissolution or winding up of the Partnership, junior to or on a parity with the Series O Preferred Unit for any period, nor shall any other Partnership Interests ranking junior to or on a parity with the Series O Preferred Unit as to the payment of distributions or the distribution of assets upon any liquidation, dissolution or winding up of the Partnership, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Partnership Interests) by the Partnership (except by conversion into or exchange for Partnership Interests ranking junior to the Series O Preferred Unit as to the payment of distributions and the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Partnership).
(vi)When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series O Preferred Unit and any other Partnership Interests ranking on a parity as to the payment of distributions with the Series O Preferred Unit, all distributions authorized and declared upon the Series O Preferred Unit and any other Partnership Interests ranking on a parity as to the payment of distributions with the Series O Preferred Unit shall be declared pro rata so that the amount of distributions authorized and declared per Series O Preferred Unit and such other Partnership Interests shall in all cases bear to each other the same ratio that accumulated Periodic Distributions and Special Distributions (including, if applicable, accumulated and unpaid distributions for prior distribution periods) per each Series O Preferred Unit and such other Partnership Interests bear to each other.
(vii)The holder of the Series O Preferred Unit shall not be entitled to any distribution, whether payable in cash, property or Partnership Interests, in excess of full cumulative Periodic Distributions, any Special Distribution, plus any Additional Distribution if applicable, on the Series O Preferred Unit as described above. Accrued but unpaid Periodic Distributions on the Series O Preferred Unit will accumulate as of the due date for payment of the Periodic Distribution for the Distribution Period ending on but excluding April 1, 2015.
D.Allocations. Allocations of the Partnership’s items of income, gain, loss and deduction shall be allocated to the holder of Series O Preferred Unit in accordance with Article VI of the Partnership Agreement.
E.Liquidation Preference.
(i)In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the Partnership shall deliver prompt written notice to the holder of the Series O Preferred Unit (the “Liquidation Notice”) setting forth the Partnership’s good faith determination of (x) the fair market value of the Weatherley Fee Interest and (y) the aggregate amount that would otherwise be distributable to the holder of the Series O Preferred Unit as part of the Weatherley Return Component in the event of a Weatherley Liquidation Event, assuming the complete disposition of the Weatherley Fee Interest at the proposed fair market value (the “Liquidation Value”). Within thirty (30) days of receipt of the Liquidation Notice by the holder of the Series O Preferred Unit, if the holder of the Series O Preferred Unit reasonably believes that the fair market value of the Weatherley Fee Interest is at least two per cent. (2%) higher than the fair market value of the Weatherley Fee Interest as proposed by the Partnership, then the holder of the Series O Preferred Unit may send a written notice to the Partnership (a “Liquidation Value Dispute Notice”) advising the Partnership of such dispute. Upon receipt of a Liquidation Value Dispute Notice, either the Partnership or the holder of the Series O Preferred Unit shall request the Real Estate Board of New York, or its successor (“REBNY”) to appoint an arbitrator who shall be impartial and not an Affiliate of either the Partnership or the holder of the Series O Preferred Unit and both parties shall be bound by any appointment so made. If REBNY shall fail to appoint such an arbitrator within thirty (30) days after such request is made, either the Partnership or the holder of the Series O Preferred Unit may apply to the Supreme Court, New York County to make such appointment. The arbitrator shall be an MAI appraiser having at least fifteen (15) years of experience in valuation of property which is located in New York City and similar to the Weatherley Fee Interest.
(ii)Within seven (7) days after the appointment of the arbitrator, the arbitrator shall meet with the Partnership and the holder of the Series O Preferred Unit (the “Initial Meeting”). At the Initial Meeting, the Partnership shall submit to the arbitrator its determination of the Liquidation Value and the fair market value of the Weatherley Fee Interest (“Partnership’s Fair Market Value Determination”) in a sealed envelope simultaneously with the holder of the Series O Preferred Unit’s submission to the arbitrator of its determination of the Liquidation Value and the fair market value of the Weatherley Fee Interest (“Holder’s Fair Market Value Determination”) in a sealed envelope, whereupon the arbitrator shall open both envelopes. If either party shall fail to so submit its determination of the fair market value of the Weatherley Fee Interest, then the determination of the party that submitted its determination shall constitute the fair market value of the Weatherley Fee Interest. If the higher of Holder’s Fair Market Value Determination and Partnership’s Fair Market Value Determination (the “Higher Determination”) is not higher than the lower of Holder’s Fair Market Value Determination and Partnership’s Fair Market Value Determination (the “Lower Determination”) by more than five (5%) percent of the Higher Determination, then the arbitrator shall not make a determination as to the fair market value of the Weatherley Fee Interest, and the fair market value of the Weatherley Fee Interest for purposes of determining the Liquidation Value hereunder shall equal the average of the Holder’s Fair Market Value Determination and the Partnership’s Fair Market Value Determination. If the Higher Determination is higher than the Lower Determination by more than five (5%) percent of the Higher Determination, then the arbitrator shall set a hearing date for arbitration, which hearing date shall be scheduled to be held no earlier than thirty (30) days and no later than sixty (60) days after the Initial Meeting.
(iii)There shall be no discovery in the arbitration. On or before the date that is fifteen (15) days prior to the scheduled hearing, the parties shall exchange opening written expert reports and opening written pre-hearing statements. Opening written pre-hearing statements shall not exceed twenty (20) pages in length. On or before the date that is ten (10) days prior to the hearing, the parties may exchange rebuttal written expert reports and rebuttal written pre-hearing statements. Rebuttal written pre-hearing statements shall not exceed ten (10) pages in length. On or before the date that is seven (7) days prior to the hearing, the parties shall exchange written witness lists, including a brief statement as to the subject matter to be covered in the witnesses’ testimony. On or before the date that is five (5) days prior to the hearing, the parties shall exchange all documents which they intend to offer at the hearing. Other than rebuttal witnesses, only the witnesses listed on the witness lists shall be allowed to testify at the hearings. Closing arguments shall be heard immediately following conclusion of all testimony. The proceedings shall be recorded by stenographic means. Each party may present live witnesses and offer exhibits, and all witnesses shall be subject to cross-examination. The arbitrator shall conduct the hearing so as to provide each party with sufficient time to present its case, both on direct and on rebuttal, and permit each party appropriate time for cross examination; provided, that the arbitrator shall not extend the hearing beyond two (2) days. Each party may, during its direct case, present evidence in support of its position and in opposition to the position of the opposing party.
(iv)Following the procedure described in this Section 3.E above, the arbitrator shall make a determination of the fair market value of the Weatherley Fee Interest by selecting either the Partnership’s Fair Market Value Determination or the Holder’s Fair Market Value Determination, whichever the arbitrator determines is closest to fair market value of the Weatherley Fee Interest, it being agreed that the arbitrator may not select any other amount as the fair market value of the Weatherley Fee Interest. The fees and expenses of any arbitration pursuant to Section 3.E shall be borne by the parties equally, but each party shall bear the expense of its own attorneys and experts and the additional expenses of presenting its own proof. The arbitrator shall not have the power to add to, modify or change any of the provisions of the Partnership Agreement. The valuation shall be binding and conclusive upon both parties and shall thereafter be deemed the fair market value of the Weatherley Fee Interest for purposes of determining the Liquidation Value hereunder.
(v)In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the holder of the Series O Preferred Unit shall be entitled to receive out of the assets of the Partnership available for distribution to the Partners pursuant to Section 13.02.A of the Partnership Agreement an aggregate liquidation preference (the “Liquidation Preference”) in respect of the Series O Preferred Unit equal to the sum of (x) the Cash Repurchase Consideration (calculated as if a Repurchase Demand Notice had been delivered by the holder of the Series O Preferred Unit on the date that the voluntary or involuntary liquidation, dissolution or winding up of the Partnership becomes effective) and (y) the Liquidation Value as determined pursuant to this Section 3.E. The Liquidation Preference shall be payable to the holder of the Series O Preferred Unit before any distribution of assets is made to holders of any other Partnership Interests that rank junior to the Series O Preferred Unit as to the distribution of assets upon the liquidation, dissolution or winding up of the Partnership, but subject to the preferential rights of the holders of Partnership Interests ranking senior to the

Series O Preferred Unit as to the distribution of assets upon the liquidation, dissolution or winding up of the Partnership.
(vi)If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the assets of the Partnership legally available for distribution to its Partners are insufficient to make such full payment to the holder of the Series O Preferred Unit, and the corresponding amounts payable on all other Partnership Interests ranking on a parity with the Series O Preferred Unit as to the distribution of assets upon the liquidation, dissolution or winding up of the Partnership, then the holder of the Series O Preferred Unit, and all other holders of such Partnership Interests on a parity with the Series O Preferred Unit shall share ratably in any such distribution of assets in proportion to the full liquidating distributions (including, if applicable, accumulated and unpaid distributions) to which they would otherwise be respectively entitled.
(vii)After payment of the full amount of the Liquidation Preference pursuant to paragraph (i) above, the holder of the Series O Preferred Unit shall have no right or claim to any of the remaining assets of the Partnership.
(viii)None of a consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or a sale, lease or conveyance of all or substantially all of the Partnership’s property or business shall be considered a liquidation, dissolution or winding up of the affairs of the Partnership.
F.Repurchase and Conversion Rights.
(i)Notwithstanding any other provision of the Partnership Agreement to the contrary, the holder of the Series O Preferred Unit shall have the right (the “Cash Repurchase Right”) to require the Partnership to repurchase for cash the Series O Preferred Unit (a) at any time after the Determination Date and (b) at any time following the occurrence of a Weatherley Liquidation Event ((a) and (b) each a “Cash Repurchase Right Trigger Event”), subject to clause 1 of section 3.F.(iii). The repurchase price in respect of the Series O Preferred Unit upon such repurchase shall be paid by the Partnership in cash and shall be a cash amount in dollars equal to the Determined Number multiplied by the Value of one Share of the Company on the date the holder delivers the associated Repurchase Demand Notice (as defined below) (the “Cash Repurchase Consideration”). From and after the applicable repurchase date, the Series O Preferred Unit so repurchased shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to the Series O Preferred Unit shall cease.
(ii)In lieu of the holder’s Cash Repurchase Right, the holder of the Series O Preferred Unit shall, subject to clause 2 of section 3.F.(iii), have the right to convert the Series O Preferred Unit at any time following the occurrence of the Cash Repurchase Right Trigger Event into the Determined Number of Class B Units (which Class B Units shall automatically be converted into Class A Units following the expiration of the applicable Distribution Period within which the conversion occurs).
(1)If the holder of the Series O Preferred Unit desires to require the Partnership to repurchase the Series O Preferred Unit pursuant to section 3.F.(i), such holder shall provide written notice to the Partnership (with a copy to the Managing General Partner) in the form of the Notice of Repurchase Demand attached as Exhibit A hereto (a “Repurchase Demand Notice”) via facsimile, hand delivery or other mail or messenger service. The date upon which the Partnership initially receives a Repurchase Demand Notice shall be a “Notice Date”. The Partnership shall pay to the holder of the Series O Preferred Unit the Cash Repurchase Consideration within ten (10) Business Days after the Notice Date.

(2)If the holder of the Series O Preferred Unit desires to convert the Series O Preferred Unit into Class B Units pursuant to section 3.F.(ii), such holder shall provide written notice to the Partnership (with a copy to the Managing General Partner) in the form of the Notice of Conversion attached as Exhibit B hereto (a “Conversion Notice”) via facsimile, hand delivery or other mail or messenger service. The date upon which the Partnership initially receives a Conversion Notice shall be a “Notice Date”. The Partnership shall issue and deliver within ten (10) Business Days after the Notice Date, to the holder of the Series O Preferred Unit at the address of the holder on the books of the Partnership, the Determined Number of Class B Units (which Class B Units shall automatically be converted into Class A Units following the expiration of the applicable Distribution Period within which the conversion occurs).
(iii)If (x) the holder of the Series O Preferred Unit fails to deliver a Repurchase Demand Notice or a Conversion Notice by the date which is 30 calendar days following the occurrence of a Cash Repurchase Right Trigger Event and (y) the holder of the Series O Preferred Unit shall have received all amounts then required to be distributed to it in connection with the Weatherley Liquidation Event (such date, the “End Date”), then the Partnership shall be entitled, at its sole and absolute discretion, from and after the End Date to either (1) deem that the holder of the Series O Preferred Unit had delivered a Repurchase Demand Notice on the End Date pursuant to section 3.F.(ii)(1) or (2) deem that the holder of the Series O Preferred Unit had delivered a Conversion Notice on the End Date pursuant to section 3.F.(ii)(2).
G.Voting Rights. Except as required by applicable law, the Series O Preferred Unit shall have no voting rights, except that no amendment of the Partnership Agreement shall be made that materially adversely affects the rights of the holder of Series O Preferred Unit as set forth in this Amendment or that increases or creates any other obligations on the part of the holder of the Series O Preferred Unit, without the consent of the holder of the Series O Preferred Unit (unless all holders of the Partnership Interests are materially adversely affected to the same degree). For the avoidance of doubt, any amendment to create, establish or amend the rights and designations of a class or series of Partnership Units shall not require the consent of the holder of the Series O Preferred Unit provided it otherwise complies with this Amendment.
H.Transfer. In addition to the restrictions set forth in Section 11.03 of the Partnership Agreement, except as set forth in section 3.F above, the holder of the Series O Preferred Unit may not Transfer the Series O Preferred Unit without the consent of the Managing General Partner, which consent may be withheld in the Managing General Partner’s sole discretion; provided, however, that nothing in this Amendment or in the Partnership Agreement shall inhibit or restrict a holder’s ability to (a) exercise the redemption right set forth in Section 8.06 of the Partnership Agreement with respect to Class B Units into which the Series O Preferred Unit may be exchanged pursuant to section 3.F of this Amendment (or the Class A Units into which such Class B Units automatically convert following the expiration of the Distribution Period within which the conversion occurs) or (b):
(i)Transfer the Series O Preferred Unit to one Person that is (a) controlled directly or indirectly by Ofer Yardeni (“OY”) and/or (b) wholly owned by OY and/or any one or more members of OY’s Immediate Family or OY Trusts controlled by OY; or
(ii)Transfer the direct or indirect legal, beneficial or economic interests in the holder of the Series O Preferred Unit to (w) so long as OY continues to directly or indirectly control the holder of the Series O Preferred Unit, any member of OY’s Immediate Family, (x) any entity owned one hundred percent (100%), directly or indirectly, by OY and/or one or more members of OY’s Immediate Family or OY Trusts controlled by OY, (y) a trust for the benefit of OY or any of OY’s Immediate Family (“OY Trusts”) and/or (z) by will or intestacy to one or more of the Persons listed in the preceding clauses (w)-(y);

As used herein, “Transfer” shall have the meaning of “transfer” as defined in 11.1(A) in the Partnership Agreement provided, that the term “Transfer” as used in this section 3.H or Article XI of the Partnership Agreement shall not include any repurchase of the Series O Preferred Unit by the Partnership or the conversion of Series O Preferred Unit into Class B Units. The term “Transferred” shall be interpreted accordingly.
I.Restrictions on Ownership. No person that is not a legal resident of the United States of America shall be permitted to beneficially own, directly or indirectly for U.S. federal income tax purposes, the Series O Preferred Unit. The acquisition of the Series O Preferred Unit by any person that is not a legal resident of the United States of America, whether or not in accordance with section 3.H above, shall be void ab initio.
J.Information Rights. The holder of the Series O Preferred Unit shall have the right (reasonably exercised and after reasonable prior notice to the Partnership and the Managing General Partner and subject to compliance with applicable law and regulation and subject to the execution of any confidentiality agreements that the Company and/or the Partnership may reasonably require), at its own expense, to examine, or have its duly authorized representative examine, the books of account and records of the Green Weatherley Owner, and the Partnership’s records to the extent specifically pertaining to the Weatherley Fee Interest and/or the Series O Preferred Unit and such other information reasonably related to the Weatherley Fee Interest and the Series O Preferred Unit and Green Weatherley Owner and the Partnership shall each make such available at the office at which those books are maintained.
4.Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the Managing General Partner hereby ratifies and confirms.
5.This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to conflicts of law.
6.If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

SL GREEN REALTY CORP., a Maryland corporation,
as Managing General Partner of SL Green Operating Partnership, L.P.
and on behalf of existing Limited Partners

By:	/s/ Andrew Levine
Name: Andrew Levine
Title: Executive Vice President

Exhibit A
Notice of Repurchase Demand
The undersigned holder of the Series O Preferred Unit hereby irrevocably requests SL Green Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), to repurchase the Series O Preferred Unit stated herein in accordance with the terms of the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., as amended from time to time in accordance with its terms, and the Cash Repurchase Right referred to therein; and the undersigned irrevocably (i) surrenders such Series O Preferred Unit and all right, title and interest therein and (ii) direct(s) that the Cash Repurchase Consideration deliverable in accordance with this Notice be delivered in the name(s) and at the address(es) specified below.
The undersigned hereby represents, warrants, and certifies that each of the undersigned (a) has good and unencumbered title to the Series O Preferred Unit that are the subject of this Notice, free and clear of the rights or interests of any other person or entity, (b) has the full right, power, and authority to demand repurchase and surrender the Series O Preferred Unit that is the subject of this Notice and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such repurchase and surrender.

Dated:

Name:
(Please Print)

(Signature)

(Street Address)

(City) (State) (Zip Code)

Exhibit B
Notice of Conversion
The undersigned holder of the Series O Preferred Unit hereby irrevocably requests SL Green Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), to convert the Series O Preferred Unit into Class B Units (as defined in the Partnership’s First Amended and Restated Agreement of Limited Partnership, as amended from time to time (the “Partnership Agreement”)) in accordance with the terms of the Partnership Agreement, as amended from time to time in accordance with its terms; and the undersigned irrevocably (i) surrenders the Series O Preferred Unit and all right, title and interest therein and (ii) directs that the Class B Units deliverable in accordance with this Notice be delivered in the name(s) and at the address(es) specified below.
The undersigned hereby represents, warrants, and certifies that each of the undersigned (a) has good and unencumbered title to the Series O Preferred Unit that are the subject of this Notice, free and clear of the rights or interests of any other person or entity, (b) has the full right, power, and authority to request the conversion requested herein and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such conversion and surrender.

Dated:

Name:
(Please Print)

(Signature)

(Street Address)

(City) (State) (Zip Code)

Exhibit C
Determined Number Example
Assume for purposes of this calculation:
1.Determination Date is assumed to be January 1, 2018 (i.e., 3 years post issuance);
2.Z = 154 (the Stock Price on the Determination Date);
3.X = A - B
Where:
A = Z + Total Dividends Paid of $6.00 (12 quarters at $0.50 per quarter) = 160.00
B = “Initial X Price1” * (1+ “Interest Rate”)^((Actual/360)*Number of Years)
= 121 * (1+9%)^((365/360)*3) = 157.26
4.Y = 19,008 (assumes no split, subdivision or adjustments requiring modification of the Initial Y Value);
Determined Number =
(X x Y) / Z
or
($2.74 * 19,008) / 154 = 337.92

1     Assumes no split, subdivision or adjustments requiring modification of the Initial X Price.